Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated April 22, 2008
Relating to Preliminary Prospectus dated March 14, 2008
Registration No. 333-149740

Ascent Solar Adds JPMorgan to Underwriting Team

LITTLETON, Colo.—Ascent Solar Technologies, Inc. (NASDAQ:ASTI) today announced that it has added J.P. Morgan Securities Inc. as a lead underwriter of its public offering of common stock pursuant to the registration statement on Form S-3 filed with the United States Securities and Exchange Commission (the "Commission") on March 14, 2008. J.P. Morgan Securities Inc. joins Bear, Stearns & Co. Inc. as managing lead underwriters. Cowen and Company, LLC, Jefferies & Company, Inc. and Merriman Curhan Ford & Co. continue to serve as co-managers of the offering.

About Ascent Solar Technologies, Inc.

Ascent Solar Technologies, Inc. (the "Company") is a developer of thin-film photovoltaic modules and is located in Littleton, Colorado.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the Commission.

The issuer has filed a registration statement (including a prospectus) with the Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Commission's website at www.sec.gov, and the registration statement (File No. 333-149740) and prospectus can be viewed online at www.sec.gov/Archives/edgar/data/1350102/000104746908002823/a2183510zs-3.htm. Alternatively, when available, copies of the preliminary prospectus relating to the offering may be obtained from either J.P. Morgan Securities, Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245, telephone at (718) 242-8002 or Bear, Stearns & Co. Inc., Prospectus Department, 383 Madison Avenue, New York, New York 10179, toll free at (866) 803-9204.

Contacts

Ascent Solar Technologies, Inc.
Brian Blackman, 832-515-0928 (Investor Relations)
bblackman@ascentsolar.com

or

Media Contact:
Brand Fortified Public Relations
Kelly Brandner, 303-289-4303
kellybrandner@msn.com

8120 Shaffer Parkway, Littleton, CO 80127 USA Ph: (303) 285-9885 Fax: (303) 285-9882
Email: info@ascentsolar.com www.ascentsolar.com